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                LINCOLN NATIONAL CAPITAL APPRECIATION FUND, INC.
                               ADVISORY AGREEMENT

      This Agreement, made this 23rd day of September, 1993 between Lincoln National Capital Appreciation Fund, Inc., a Maryland corporation (the "Fund"), and Lincoln National Investment Management Company (the Adviser"),

      WHEREAS, the Fund is to be an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Fund desires to retain the Advisor to render investment advisory and administrative services to the Fund, and the Adviser is willing to render such services;

      NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

      1. Appointment of Adviser. The Fund hereby amounts the Adviser to act as investment adviser to the Fund and to administer its corporate affairs, subject to the supervision of the Board of Directors of the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

      2. Investment Advisory Duties. Subject to the supervision of the Board of Directors of the Fund, the Adviser shall manage the investment operations of the Fund, subject to the following:

      (a) The Adviser shall provide supervision of the Fund's investments, furnish a continuous investment program for the Fund's portfolio, determine from time to time what securities will purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash;

      (b) The Adviser shall use the same skill and care in the management of the Fund's portfolio as it uses in the management of other accounts for which it has investment responsibility;

      (c) The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Articles of Incorporation, Bylaws and prospectus of the Fund and with the instructions and directions of the Board of Directors of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

      (d) The Adviser shall determine the securities to be purchased or sold by the Fund and will place orders pursuant to its
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            determinations either directly with the issuer or with any broker and/or dealer who specializes in the securities in which the Fund is active, but shall in no event place such orders with any affiliated person of the Adviser. In placing orders with brokers and/or dealers the Adviser shall attempt to obtain the best price and the most favorable execution of its orders, subject to such other considerations as may be set forth in the then most recent prospectus of the Fund;

      (e) The Adviser shall maintain books and records with respect to the Fund's securities transactions and shall render to the Fund's Board of Directors such periodic and special reports as the Fund's Board of Directors may reasonably request;

      (f) The investment advisory services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others. In addition, it is understood that the persons employed by the Adviser to assist in the performance of its duties under this Agreement will not necessarily devote their full time to such activity.

      (g) For purposes of this Agreement, the term "prospectus" includes the Statement of Additional Information for the Fund pursuant to the requirements of the 1940 Act and regulations thereunder.

      3. Administrative Functions. The Adviser will administer the Fund's corporate affairs, subject to the overall supervision of the Board of Directors of the Fund and, in connection therewith, shall furnish the Fund with office space and all necessary office facilities, equipment and personnel, and shall provide all necessary executive and other personnel (including certain of its officers and employees) for managing the investments and affairs of the Fund. The Fund delegates to the Adviser the authority to vote proxies of the companies whose securities are held in the Fund's portfolio.

      In connection with its administration of the affairs of the Fund, the Adviser will bear all of the following expenses:

      (i) The salaries and expenses of all personnel, except the fees and expenses of directors who are not "interested persons" of the Fund, as that term is defined in the 1940 Act;

      (ii) All expenses incurred by the Adviser in connection with administering the Fund's business other than those assumed by the Fund herein; and

      The Fund assumes and will pay the following expenses, except to the extent incurred in connection with the organization of the Fund:

      (a)   The fee of the Adviser;

      (b) The compensation and expenses of directors who are not "interested persons" of the Fund;


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      (c)   The fees and expenses of the custodian of the Fund's assets;

      (d)   The fees and expenses of independent accountants for the Fund;

      (e) Brokerage commissions and securities transaction costs incurred by the Fund, including any portion of such commissions attributable to research and brokerage services as defined by Section 28(e) of the Securities Exchange Act of 1934, as amended;

      (f) All taxes and corporate fees payable by the Fund to federal, state or other governmental agencies;

      (g)   The fees of any trade association of which the Fund may be a member;

      (h)   The cost of stock certificates representing shares of the Fund;

      (i) The fees and expenses involved in registering and maintaining registrations of the Fund and its shares with the Securities and Exchange Commission (the "Commission"), and qualifying its shares under state securities laws, including the preparation and printing of the Fund's registration statements and updated prospectuses provided to current stockholders;

      (j) Expenses of stockholders' and directors' meetings and of preparing and printing proxy material and mailing reports to stockholders;

      (k) The charges and expenses of outside legal counsel for the Fund, including legal services rendered in connection with the Fund's corporate existence, corporate and financial structure and relations with its stockholders, registrations and qualifications of securities and litigation; and

      (l) Expenses of any extraordinary nature (including litigation and indemnification expenses) which are not incurred in the ordinary course of the Fund's business.

      4. Contractual Services. The Adviser may contract with other entities to assist it in rendering services described in this Agreement; provided, however, that the Adviser will continue to be contractually bound with respect to the performance of its duties and obligations as set forth herein.

      5. Books and Records. The Adviser shall keep the Fund's books and records required to be maintained by it pursuant to paragraph 2 hereof. The Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by Rule 31a-1 of the Commission under the 1940 Act. (See also paragraph 13, Right to Audit.)


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      6. Compensation. The Fund shall pay the Adviser, as full compensation for all services rendered and all facilities and personnel furnished hereunder, a monthly fee at the annual rate of .80 of 1% of the average daily net asset value of the Fund during the fiscal year, computed in the manner used for the determination of the offering price of shares of the Fund. The fee for each month shall be payable to the Adviser not later than the tenth day of the following month.

      7. Reimbursement of Expenses. If, in any fiscal year, the total of the Fund's expenses (including the fee payable pursuant to paragraph 6 hereof, but excluding taxes, interest, brokerage commissions relating to the purchase or sale of portfolio securities and extraordinary non-recurring expenses) exceeds 1-1/2% of the average daily net asset value of the Fund, computed in the manner above described, the Adviser will pay such excess. For purposes of this paragraph, the term "fiscal year" shall include the portion of any fiscal year which shall have elapsed at the date of termination of this Agreement, and the expense limitation shall be that part of 1-1/2% proportioned to the portion of a full fiscal year elapsed.

      8. Limitation of Liability. The Adviser shall not be liable for any error of judgment or mistake of law or fact or for any loss suffered by the Fund in connection with the matters in which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

      9. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue until the earlier of one year from the effective date of the Fund's Registration Statement or the date of the first annual or special meeting of the stockholders of the Fund, and, if approved by a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), thereafter shall continue automatically for periods of one calendar year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Fund's outstanding voting securities or by the Fund's Board of Directors, and (b) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Fund or by vote of a majority of the Fund's outstanding voting securities on 60 days' written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 90 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its "assignment" (as defined in the 1940 Act).

      10. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those members of the Board of Directors of the Fund who are not "interested persons" of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote


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of a majority of the Fund's outstanding voting securities, provided, however, that compliance with subparagraph (b) of this paragraph 10 shall not be required in order to amend this Agreement to lower the Adviser's compensation under paragraph 6 hereof.

      12. Dispute Resolution. Prior to proceeding to trial over any dispute arising out of or relating to this agreement the parties shall attempt in good faith to resolve the dispute by the following means:

      (a) Negotiation. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within twenty (20) days after delivery of that notice, executives from the parties who have authority to settle the controversy shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 120 days of the disputing party's notice, or if the parties fail to meet within the twenty (20) days, either party may initiate a minitrial of the controversy or claim as provided in Paragraph b. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) working days' notice of such intention and may also be accompanied by an attorney.

      (b) Minitrial. If the dispute has not been resolved by negotiation as provided herein, the parties shall endeavor to settle the dispute by minitrial under the then current Center For Public Resources ("CPR") Model Minitrial Procedure, assisted by a neutral third party who will be selected by the disputing parties from the CPR Panels of Neutrals. If the parties encounter difficulty in agreeing on a neutral, they will seek the assistance of CPR in the selection process.

      (c) Extension of Deadlines. By mutual agreement any or all of the deadlines set forth in this Section 12 may be extended by mutual agreement of the disputing parties.

      (d) Confidentiality. All negotiations pursuant to this Section 12 are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and applicable State Rules of Evidence.

      (e) No Waiver. Nothing in this Section 12 shall be construed to constitute a waiver of any right provided by the Investment Advisors Act of 1940 to any party to this agreement.

      13. Right to Audit. The Adviser shall permit employees or legal representatives of the Fund (including independent auditors), at the Fund's discretion, to audit the books and records of Adviser which relate to


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transactions which are the subject of this agreement. For purposes of this agreement, "books and records" shall be deemed to include, but not by way of limitation, all records processed or managed through electronic data processing, such as E-mail, on-line files and any data in storage. Any audit will be conducted during normal business hours of the Adviser and on the Adviser's premises. Adviser agrees to provide to the Fund, without charge, reasonable access to its facilities and personnel during the conduct of an audit. Adviser may charge a reasonable fee for photocopying and other out-of-pocket costs associated with an audit conducted under this paragraph. The Adviser may not charge for salaries of Adviser's personnel who participate in the audit.


      IN WITNESS WHEREOF, the parties hereto have caused this instrument, in two counterparts (each of which shall be deemed an original), to be executed by their officers designated below as of the day and year first above written.

                                        Lincoln National Capital Appreciation
                                         Fund, Inc.


                                        By /s/ Robert A. Nikels
                                           ------------------------------
                                           Robert A. Nikels, President


ATTEST:


/s/ Cynthia A. Rose
----------------------------
Assistant Secretary


                                        Lincoln National Investment
                                         Management Company


                                        By /s/ Jon A Boscia
                                           ------------------------------
                                           Jon A Boscia, President


ATTEST:


/s/ Cynthia A. Rose
----------------------------
    Assistant Secretary


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